Exhibit 10.2

China Unicom

Mobile Data Service Cooperation

Agreement

Agreement Number:CUVAS-A0300X

Party A: China Unicom Co., Ltd

Party B: Beijing Sohu Online Network Information Services, Limited

Date: March 25, 2003

Contents

Prelude

Chapter I	Objective

Chapter II	Definitions

Chapter III	Cooperation Scope and Task Interfaces

Chapter IV	Customer Service Management Interfaces

Chapter V	Mobile Data Service Security

Chapter VI	Billing and Settlement

Chapter VIII	PR and Confidentiality

Chapter VIII	Default and Disputes

Chapter IX	Force Majeure

Chapter X	Amendment or Termination

Chapter XI	Effectiveness and Miscellaneous

Signatory page

Exhibit 1:	Mobile Data Service and Pricing Standards

Exhibit 2:	Billing and Settlement

Exhibit 3:	Maintenance Interfaces and Responsibilities

Exhibit 4:	Services Provided by Party B to Users

Exhibit 5:	Security Guarantee Agreement for Information Source Networking

Prelude

This Agreement is executed by the parties on March 25, 2003, in Beijing:

China Unicom Co., Ltd (hereinafter referred to as “Party A”), a company incorporated and existing in accordance with Chinese laws with the legal address at No. A133, Xi Dan Bei Avenue, Xicheng District, Beijing, China, and the legal representative as Yang Xianzu;

Beijing Sohu Online Network Information Service Co., Ltd (hereinafter referred to as “Party B”), a company incorporated and existing in accordance with Chinese laws with the legal address at No. 7 Jian Guo Men Nei Avenue, Dongcheng District, Beijing, China, and the legal representative as Zhang Chaoyang.

Chapter I Objectiveness

WHEREAS,

1.	Party A, a telecom operator authorized by the competent authority of information industry under the State Council and engaged in providing infrastructure telecom services and value-added telecom services to nationwide customers, is equipped with its own infrastructure telecom networks, data service platforms, service sales system, extensive customer base. Party A is fully entitled to execute and perform this Agreement.

2.	Party B, a content provider (CP) and service provider (SP) providing mobile data contents/services, is qualified and authorized to engage in the business set out hereunder, and has procured the following qualification certificates:

a.     No. 1102282020357 Business License

b.     Jing ICP Zheng No. 000008 License of Internet Information Service;

c.     No.              License of Value-added Telecom Service

d.     Other certificates of qualification and/or business tests accepted by Party A.

Party B is fully entitled to execute and perform this Agreement, and wish to provide the mobile data content services to customers via mobile communication network and data service platform of Party A.

NOW THEREFORE:

The parties hereby agree as follows in the principle of equality, mutual benefit and win-win strategy in an effort to develop and enrich the mobile data services of China Unicom.

Chapter II    Definitions

This Agreement expressly defines the following terms as follows. Other terms not defined hereunder shall have the meaning defined by the applicable laws, regulations, or Chinese laws or government policies, or as defined by the industry practice in case of no legal provisions.

2.1 CP/SP

CP, abbreviated from the Content Provider, refers to the content provider. “CP” hereunder refers to the providers of the information for the services hereunder only.

SP, abbreviated from Services Provider, refers to the service providers. “SP” hereunder refers to the professional service organizations providing communication and information services, including the network operators, and those providing portfolio services by integrating services of other network operators.

“CP/SP” hereunder refers to any professional organizations willing to cooperate with Party A to provide mobile data services to the mobile communication network users of Party A via the mobile communication network and data service platform of Party A.

2.2 Users

Any individual, legal person or other organization linking with the mobile communication network and data service platform of Party A via the mobile terminals or other telecom terminals accepted by Party A, and willing to accept the mobile data services of Party A and Party B.

2.3 Mobile Data Service

Data services and applications carried by the mobile telecom network of Party A.

2.4 Mobile Communication Network and Data Service Platform

In this agreement, the Mobile Communication Network refers to the infrastructure of Party A to provide mobile communication services. The data service platform refers to the service platform for one or more than one data services on the basis of the Mobile Communication Network, including but not limited to the user interfaces, CP/SP interfaces, business management and application billing, etc.

2.5 Supporting System

User management system, billing system, settlement system, accounting system and other systems to ensure normal service operation.

2.6 Communication Channel

Physical and logic connections in the mobile communication system to support user communication.

2.7 Ports

Interface configurations to support the communication connections between the Data Service Platform and Mobile Communication Network, Data Service Platform and application services of CP/SP, including communication addresses and other relevant parameters.

2.8 Traffic Volume

Incoming/outgoing communication traffic volume of the Data Service Platform.

2.9 Test

Test of the services provided by CP/SP by specific tools and methods, which may include the network interconnection test, interface consistency test and function test, to ensure up to the requirements of formal operation of the services.

2.10 Discontinuance Grace Period

With the pending discontinuance of CP/SP services, to alleviate the loss thus incurred to Users, CP/SP shall notify users for certain period beforehand in appropriate manners, during which period Party B shall provide services to users as per user agreements. The advance period is defined as the discontinuance grace period.

2.11 Equipment Connection Points

Connecting points between two physical or logical facilities.

2.12 Maintenance Interface

The whole business system of user service consists of different parts under the maintenance of different parties. The Maintenance Interface refers to the points of dividing the maintenance responsibilities of different parties.

2.13 System Maintenance

Necessary routine maintenance and troubleshooting for normal operation of the business system.

2.14 Gateway

The facility supporting protocol conversion and system interconnection.

2.15 Customization

Users define the specific requirements of the services and voluntarily require to accept the services.

2.16 7×24

7 days a week, 24 hours a day, regardless of holidays.

2.17 Communication Premium

Premium for use of Party A’s network resources by the User or CP/SP, collected by Party A to the User or CP/SP and owned by Party A.

2.18 Information Service Premium

Premium except for the Communication Premium for the use of CP/SP contents or application services by the User. The Information Service Premium is shared by Party A and Party B in the agreed proportion, as Party A shall provide access services, customer services, premium collection and billing services.

2.19 Corporate Code

Corporate Code, abbreviated from “China Unicom Mobile Data Service CP/SP Corporate Code”, is the unique corporate mark of Party A to Party B.

Chapter III    Cooperation Scope and Task Interfaces

3.1	Party A shall provide the Communication Channel and network user resources to Party B at a price, and provide premium services including the access services, user services, billing services and premium collection services via its customer service system, billing system and Supporting System (billing/settlement standards and methods as set out in Exhibit 1).

3.2	Party A assigns the Corporate Code of 20001 to Party B.

3.3	Party A shall ensure the Corporate Code is unique and reliable. The Parties agree that, in Party A’s systems, including but not limited to the billing and settlement system, data service platform system, customer system, the Corporate Code is equivalent to the company name of business entity of Party B.

3.4	Party B shall provide the users with the mobile data services as set out in Exhibit 2 via the Mobile Communication Network and Data Service Platform of Party A.

3.5	Upon providing of mobile data services (including any change thereof), Party B shall procure the written acceptance of the test by Party A. Party A shall, upon the request of Party B, issue the written acceptance to Party B when Party A’s test of Party B’s service proves Party B’s capability to provide the mobile data services.

3.6	Prior to provision of any mobile data services to Party A’s users in any manner, Party B shall fully notify the users of such services, stating at least the content, manner and premium standards of such services. Party B shall not provide any such services to users unless Party B has performed the above notification obligations in the certified manner and has procured the confirmation and/or customization requests of the users for the value-added mobile data service in the certified manner. Without prior written consent of Party A, Party B shall neither regard “customer silence” as the confirmation, nor rely on such compulsory manner as “absence of calls or short messages for denying the customization shall constitute the confirmation” to make customized services at a price, nor incur unnecessary cost to users for such issues.

3.7	During the term of this Agreement, the parties shall respectively undertake the maintenance of respective facilities according to the Equipment Connection Point, as set out in Exhibit 4.

3.8	During the term of this Agreement, Party B shall report to Party A, at request, about the user base, user categorization, user habits, business forecast and other information, and promptly furnish Party A with the user data about the service management to ensure real-time upgrade of the user database of Party A.

3.9	Party B agrees to strictly abide by existing and future regulations, quality standards, user service standards and other documents of mobile data services formulated by Party A in the providing of mobile data services.

3.10	During the term of this Agreement, any new mobile data service or change of business scope and price by Party B are subject to the billing test of Party A and written consent of Party A.

3.11	The parties may jointly or independently promote the mobile data services in various manners as necessary.

3.12	Party A is entitled to consult with Party B to use the brands of China Unicom, and promote the mobile data services by confirmation of Party A.

3.13	Party B shall not use the name, marks and other data of Party A in its independent marketing of mobile data services without the request of Party A or without written consent of Party A.

3.14	Party B shall be liable to any liability arising out of the provision of any mobile data services to users by any third party via the maintenance interfaces of Party B. In this case, Party A shall not be liable to users or any such third party in any aspect.

Chapter IV    Customer Service Management Interfaces

4.1	The parties shall each keep the 7×24 hours hotline service centers.

4.2	In case Party A customer complaint center or consultation center transfer the non-Party-A problems to Party B, Party B shall respond to Party A or users within one (1) hour, and provide the final solution or troubleshooting method thereof.

4.3	Party B shall not require the users to contact Party A directly on the ground that the consultation or complaint falls within the duties of Party A. In this case, the user service staff or user service system of Party B shall assist Party A for diagnosis and troubleshooting, and contact Party A within one (1) hour, and transfer the issue to Party A upon Party A’s confirmation.

4.4	In case the parties fail to determine the liabilities to the consultation or complaint it receives, the concerned party shall contact the other party within one (1) hour, find out the responsibility party, and try to address the customer problem and avoid dodging duties.

Chapter V    Mobile Data Service Security

5.1	Party A is entitled to make necessary test and data statistics to the services provided by Party B during the term of this Agreement, and is entitled to require correction of Party B according to Party A’s regulations of mobile data services based on the test.

5.2	Party A is entitled to control and adjust the Traffic and Ports of Party A’s Maintenance Interfaces, and notify Party B accordingly.

5.3	Party B shall ensure the services it provides are free from any severe hazard in impairing, by itself or by other users, the Mobile Communication Network, Data Service Platform or other user interests.

5.4	Party B shall abide by the application telecom and Internet information regulations, rules and policies, Party B shall ensure that its information service contents are compliant with government laws, regulations and policies, and shall not distribute the illegal information of 9 categories listed in Security Guarantee Agreement for Information Source Networking (as set out in Exhibit 5).

5.5	Party B shall settle any dispute arising out of the security and legality of the contents in the information services.

5.6	In case of any economic loss of Party A’s business arising out of the violation of the clause 5.4 by Party B, Party B shall indemnify Party A against the loss. In case of any negative impact of Party A arising out of the violation of the clause 5.4 by Party B, Party B shall announce its liability in it and publicly apologize to Party A.

5.7	Party B shall ensure that its traffic to Party A’s Communication Platform shall not impair the safe load of the network. Party A is entitled to restrict any transmission of abnormal overload data or information traffic that may threat the normal operation of Party A’s network.

Chapter VI Billing and Settlement

6.1	The Communication Premium and Information Service Premium are collected by Party A, Party B shall not collect any user premium. The billing and settlement of the Mobile Data Service is provided for in Exhibit 1.

6.2	Party A shall own the Communication Premium for use of Party A’s Mobile Communication Network by the User or Party B.

6.3	The parties shall share the Information Service Premium in the mobile data services provided by Party B. Party A shares the premium because it provides the following services: mobile communication network user resources, service platforms, service tests, quality monitoring services, uniform user services and marketing, collection of information premium, and/or billing services.

6.4	In case the User refuses to pay Information Service Premium due to the poor services of Party B, Party B shall still pay to Party A the agreed proportion of the Information Service Premium of the User to Party A as set out in Exhibit 1 hereto in addition to the Communication Premium for the use of Party A’s Mobile Communication Network.

6.5	Party B shall furnish Party A with the list of Information Service Premium in the format required by Party A. In case of failure of Party B to provide the list as scheduled and formatted, Party A shall not collect the Information Service Fee accordingly, in which case, Party B shall still pay to Party A the Communication Premium and the agreed proportion of the Information Service Premium as set out hereunder.

6.6	Party B shall furnish formal invoices to Party A upon or after the settlement of the Information Service Premium.

6.7	Party A shall pay to Party B all due Information Service Premium in the time and manner agreed mutually.

Chapter VII IPR and Confidentiality

7.1	The issues of copyright, trademark ownership, patent rights and other intellectual property rights in the term of this Agreement shall follow the applicable laws and regulations. Party B shall execute necessary authorization/license agreements with IPR owners/right owners or their agents according to applicable laws and regulations, to ensure that its content shall not infringe the legal rights of any IPR owners and right owners, and shall provide such authorization/license documents as requested by Party A. Party A shall not be liable for any IPR dispute between Party B and any third party.

7.2	Party B shall settle any dispute arising out of the security and legality of the information services provided by Party B. Party B promises and guarantees that the information services it provides shall not infringe any IPR or civil rights of any third party. Party B further promises to be held liable for indemnification against any lawsuit, claim, administrative penalty, loss and damage arising out of the default of above promises and guarantees.

7.3	The parties shall keep the confidentiality of this cooperation and this Agreement. Without prior written consent of the other party, neither party shall disclose to any third party of the provisions and relevant information about this Agreement.

7.4	During the term of this Agreement and within two (2) years after the termination, neither party shall disclose, inform or notify any third party of the trade secrets (including financial secrets), technical secrets, business know-how and/or other confidential information and data of the other party (regardless those in oral form or written form or any other form).

7.5	During the term of this Agreement and within two (2) years after the termination, the parties shall keep the confidentiality of the undividable trade secrets (including financial secrets), technical secrets, business know-how and/or other confidential information and data of the other party (regardless those in oral form or written form or any other form) jointly created by the parties for the performance of this Agreement. Without the consent of the other party, neither party shall disclose, inform or notify any third party of the above information.

Chapter VIII Default and Dispute

8.1	The parties shall strictly abide by this Agreement. Failure of either party to perform the obligations, promises or guarantees, or honor the representations hereunder, which impairs the interests of the other party or result in failure to continue the cooperation, shall be deemed as default.

8.2	In case the default of one party results in negative social impact or economic loss, the conforming party is entitled to claim from the default party to eliminate the negative impact, indemnify the economic loss, or even terminate this Agreement.

8.3	The parties shall settle any dispute or conflict arising out of the performance of this Agreement in a friendly, cooperative and sincere manner.

8.4	The parties agree that any dispute arising out of or in connection with this Agreement failing friendly consultation shall be submitted to Beijing Arbitration Committee for arbitration according to its rules. The arbitration award is final and binding upon the parties. The arbitration is in Chinese.

8.5	The execution, performance and interpretation of this Agreement shall be governed by the applicable laws and regulations of PRC.

Chapter IX Force Majeure

9.1	Force majeure refers to any uncontrollable and unpredictable event, or those predictable events that will uncontrollably prevent partial or full performance of this Agreement. The force majeure events include earthquake, land collapse, sinking, flood, typhoon, natural disaster and other Acts of God, flood, explosion, accident, war, riot, uprising, military riot, social disturbance, terrorist attacks, disruptions or other similar or non-similar contingent accidents.

9.2	Neither party shall be liable to the loss of the other party arising out of the failure of one party to perform the obligations hereunder due to the force majeure events.

9.3	The affected party shall forthwith notify the other party of the force majeure event, and furnish the valid evidencing documents issued by local government authorities stating the details and the causes for partial failure or complete failure to perform this Agreement or postpone the performance of this Agreement within fifteen (15) days thereafter. The parties shall determine to postpone the performance or terminate this Agreement according to the impact severity via consultation.

Chapter X Amendment or Termination

10.1	During the term of this cooperation, the regulations of mobile data services or relevant user service regulations formulated by Party A from time to time shall serve as the supplement of this Agreement. In case of any discrepancy between the above regulations and this Agreement, the above regulations shall prevail. The parties may execute amendment as to the conflicting provisions via consultation.

10.2	The party intending to change or modify this Agreement shall notify the other party fifteen (15) days in advance in writing. The parties shall change or modify this Agreement in writing via consultation.

10.3	In case one party fails to perform the obligations and responsibilities hereunder or materially violates this Agreement, which results in the other party’s failure to continue or further the value-added mobile data service cooperation hereunder, it is deemed as unilateral termination of this Agreement by the default party, in which case the conforming party is entitled to claim from the other party for the economic loss thus incurred, and terminate this Agreement.

10.4	Upon termination of the business of Party B for any reason, Party B shall notify Party A at least one (1) month in advance, and allow the discontinuance grace period from 1 to 3 months, during which Party B shall continue to provide user services, and post the service discontinuance announcement of at least 90 days on its Website (Web/WAP) or via other channels.

Chapter XI     Effectiveness and Miscellaneous

11.1	This Agreement shall take effect upon the signature or stamping by the duly authorized representatives of the Parties with the validity term of one (1) year. This Agreement shall be automatically renewed without objection of any party upon the expiry.

11.2	This Agreement is in four (4) copies of equal validity with each party holding two (2) copies.

11.3	All exhibits hereto are an integral part of this Agreement with equal validity.

11.4	Contacts of the parties:

Party A: Name:

Tel:

Fax:

Email:

Party B: Name: Zhao Boxin

Tel: 65102160-6618

Fax: 65102583

Email: boxinzhao@sohu-inc.com

Signature Page

Party A: China Unicom Co., Ltd

Representative:

Date:

Party B: Beijing Sohu Online Network Information Service Co., Ltd

Representative:

Date: March 25, 2003

Exhibit 1    Billing and Settlement

I.	Party B shall fill out the entry of due information service premium to be collected by Party A in each item of information to be transmitted in accordance with the format of Party A.

II.	Short-message service premium standard

1.    Communication premium

a)	China Unicom shall determine and collect the communication premium from the users;

b)	Upon the successful receipt of the required information by users in such services as information request and inquiry via MP, each uplink message communication premium is RMB 0.05 yuan, and that of each downlink message is RMB 0.05 yuan.

c)	For customized services and requested services by Internet users, upon the successful receipt of the information, the communication premium of each downlink message is RMB 0.05 yuan.

d)	Point-to-point services (i.e. MP-to-MP short message services), upon the successful sending, the caller shall be charged at RMB 0.1 yuan/message;

e)	No communication premium is applicable to system feedback information generated in users’ use of the mobile data services.

For instance, there will be no uplink/downlink communication premium to system confirmation of successful user operation, such system feedbacks as system failure or failing user operation, etc.

2.	Information services premium

a)	In general, Party B shall determine the pricing of the information services premium for application upon approval of Party A.

b)	The caller will be charged of information services premium upon successful receipt by the receiving user;

c)	There is upper threshold to the information services premium of Party B.

The maximum RMB 2 yuan/message for message-based payment;

The maximum RMB 30 yuan/month for monthly payment.

For monthly information services, the user canceling the customized services within fifteen (15) days from the commencing date shall be charged 50% of the monthly premium, and those canceling the customized services after fifteen (15) days (inclusive) from the commencing date shall be charged 100% monthly premium.

The service premium (information service premium) hereunder is set out in Exhibit 2 hereto.

III.	PUSH special service premium

(1)	Users are free of communication premium and information premium.

(2)	Party B shall pay to Party A the downlink communication premium for PUSH services at RMB 0.05 yuan/message.

(3)	Party B can only distribute business-related information, and shall not send ads and other commercial information to users without the consent of Party A.

IV.	Profit-sharing model of the parties

The communication premium is vested to Party A, and the information service premium, net of the 4% business tax and 8% bad debt, shall be shared by the parties in the agreed proportion as follows:

(1)	Profit base: all due information service premium (net of the 4% business tax and 8% bad debt);

(2)	During the first three (3) months of the cooperation, Party A shall take 20% of the profit base with Party B taking the remaining 80%. In case the monthly business of Party B in one of the first 3 months exceeds 10 million messages (inclusive), then Party A will take 10% of the profit base with Party B taking the remaining 90% at that month.

(3)	From the first day of the first month of the 3-month period, the parties shall implement the following profit-sharing ratio based on the monthly business volume:

Unit: 10,000 messages/month

	Level 1	Level 2	Level 3	Level 4
Business volume	≥1000	≥500	≥100	<100

Profit-sharing rate of Party A	10%	20%	30%	40%

Profit-sharing rate of Party B	90%	80%	70%	60%

Note:    The above business volume is calculated as per the actual messages (including service at request and monthly service), exclusive of the PUSH services initiated by Party B.

V. Capital settlement of the parties

1.	In principle, the parties shall settle their accounts monthly;

2.	The parties shall check the last-month data of information service premium from the 10th day to the 20th day each month, and settle the month-preceding-last-month information service fee from the 25th day to 28th day each month. That is to say, the current-month information service premium shall be checked the second month and settled the third month.

3.	The message records for successful billing furnished by Party A to Party B shall apply to the information service premium collected by Party A for Party B.

4.	In case that the gap of the statistical data of information service premium between the parties is not over 5%, the data of Party A shall prevail. In case of the gap over 5%, the parties shall re-check the statistical data of information service premium, and settle the gap reasonably.

VI.    Others

1.	Party B shall inform users of the items of messages sent by Party B.

2.	For Internet group-calling service, the caller shall be charged as per the receiving numbers and the premium standards with each group calling numbers not over 2 numbers.

Exhibit 2    Mobile Data Value-added Services and Pricing

Standards

I.	Service categories: ☐Short message ☐Mobile Internet ☐Download ☐Position

Access mode:     ☐Internet      ☐Dedicated line     ☐Intranet

Access place:

Service commencing date:

II.	Customer service telephone of Party B: 8601-87710088

III.	Customer service principal of Party B: Zheng Xin

IV.	Website of Party B to provide mobile data services: sms.sohu.com

V.	Service contents and premium standards

(I)	☐ [Service 1] ;

(II)	☐ [Service 2] ;

(III)	☐ [Service 3] ;

Exhibit 3 Services Provided by Party B to Users

[It is recommended for Party B to formulate the service list to be approved by Party A]

Exhibit 4: Maintenance Interfaces and Responsibilities

I. Sketch of maintenance interfaces

Figure 1: Sketch of Maintenance Interfaces

II. Maintenance responsibilities of the parties

(I) Party A’s responsibilities

1.	Party A shall supply the mobile data network and software/hardware for the data service platform.

2.	Party A shall coordinate with Party B for connecting the communication lines from the gateways or the servers of Party A to the servers of Party B.

3.	Party A shall open the technical protocol standards and interface standards related to the data services to Party B.

4.	Party A shall ensure the normal network communication within its responsibility scope, and undertake the troubleshooting for the network failures not attributable to Party B. Party A is entitled to restrict any transmission of abnormal overload data or information traffic that may threat the normal operation of Party A’s network.

5.	Party A shall furnish the traffic statistic data of the communication channels used by Party B, and ensure the promptness and reliability of such data.

6.	Party A shall promptly notify Party B of any communication interruption arising out of gateway or other network equipment commissioning, maintenance or other predictable causes, stating the interruption reasons, duration and frequency.

7.	Party A shall promptly notify Party B in reasonable advance of any pending traffic interruption arising out of unpredictable reasons including gateway failures or other network failures.

(II)  Party B’s responsibilities

1.	Party B shall undertake the building and maintenance of its “application service” system, including all relevant hardware, system commissioning, cut-over, system maintenance, routine business management and marketing effort/cost.

2.	Party B shall ensure the interconnection of gateways/servers of Party A with Party B’s systems, and undertake the application, lease and maintenance cost of relevant communication lines.

3.	Party B shall undertake the gathering, editing, review and production of the information it provides, ensure the promptness, reliability and legality of such information, and bear corresponding responsibilities.

4.	Party B shall guarantee to arrange the system commissioning, cutover and system maintenance at relevant idle hours of Party A with user-impacting operations at midnight. Party B shall ensure the above operations will not impair the normal network operation of Party A, and be liable to the network system failures of Party A thus incurred.

5.	Party B shall notify Party A of any system commissioning, cutover and system modification in advance in writing, and inform the users via emails, ads or short messages upon approval of Party A in an effort to reduce the impact on users to the minimum.

6.	Party B shall submit to Party A’s arrangement of traffic volume upon emergencies to ensure normal data services during the cooperation term.

7.	Party B shall promise not to create any overload traffic endangering network security when transmitting data and information to the mobile communication network and data service platform of Party A.

8.	Party B shall provide 7*24 hours system maintenance.

Exhibit 5: Security Guarantee Agreement for Information Source  Networking

Information source suppliers (CP/SP hereunder) linking with the mobile communication network, UNINET or relevant service platforms of China Unicom (including but not limited to short-message gateway, WAP gateway, JAVA/BREW download server, positioning service servers and etc) shall abide by the following regulations:

Article 1    Submit to applicable government laws, regulations and rules, strictly implement the information security regulations.

Article 2    Not engaged in illegal acts endangering the national security and disclosing national secrets via the mobile communication network, UNINET or relevant business platforms of China Unicom, not engaged in making, searching, browsing, replication and distribution of any information violating the constitution and laws, impairing social security, national unification, damaging national unity and involving sex and violence via the mobile communication network, UNINET or relevant business platforms of China Unicom, not engaged in distributing any of the following information via the mobile communication network, UNINET or relevant business platforms of China Unicom:

1.	Violate basic principles of the Constitution;

2.	Endanger the national security, disclose national secrets, overturn the competent government and damage the national unification;

3.	Impair the national honor and interests;

4.	Stir up the national hatred, national discrimination and damage national unity;

5.	Breach national religion policy, publicize evil religions and feudal superstition;

6.	Distribute rumors, destroy social order and damage social stability;

7.	Distribute obscene, erotic, gambling, violence, murder, horrific or crime-abetting information;

8.	Insult or defaming others, infringe others’ legal rights;

9.	Other contents prohibited by laws and regulations.

The information supplier shall prevent any above illegal acts and negative information promptly and report to competent authorities.

Article 3    The information supplier shall provide information according to the applicable IPR laws and policies of China.

Article 4    The information supplier shall ensure the security and reliability of the service contents during the integrated network test, trial operation and formal operation without impairment on the mobile communication network, UNINET or relevant business platforms of China Unicom.

Article 5    The information supplier shall establish effective information confidentiality regulations and technical measures subject to the management, supervision and inspection of relevant competent authorities.

Article 6    Upon any violation of the above provisions, China Unicom shall take necessary measures to shut down the channels linking the corresponding information source, and terminate cooperation with severe violators, and reserve the right to claim against the legal liability of the liable party. This agreement shall take effect upon the execution of the information supplier and be kept by China Unicom.

Information supplier: Beijing Sohu Online Network Information Service Co., Ltd

Principal (signature and seal): Zhang Chaoyang

Date: March 25, 2003